Exhibit 99.8

CONSENT OF LEERINK SWANN LLC

We hereby consent to (i) the use of our opinion letter dated March 17, 2013 to the Board of Directors of Cynosure, Inc. (“Cynosure”) included in Annex D to the Joint Proxy Statement/Prospectus relating to the proposed merger of Palomar Medical Technologies, Inc. with and into Commander Acquisition Corp., a wholly-owned subsidiary of Cynosure, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Leerink Swann LLC

April 12, 2013